Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

July 28, 2010

CULLEN/FROST REPORTS STRONG SECOND QUARTER RESULTS

Non-performing assets down for third consecutive quarter

•	Capital exceeds $2 billion and ratios remain strong
•	Continued solid deposit growth
•	Assets exceed $17 billion

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported strong results for the second quarter, as the Texas financial services leader continues to demonstrate its ability to operate effectively in the current economic environment.

Cullen/Frost reported net income for the second quarter of 2010 of $52.9 million, a 39.7 percent increase over second quarter 2009 earnings of $37.9 million. On a per-share basis, income was $0.87 per diluted common share, compared to $0.63 per diluted common share reported a year earlier. Returns on average assets and equity were 1.26 percent and 10.67 percent respectively, compared to 0.98 percent and 8.35 percent for the same period a year earlier.

“I am very pleased with our company’s strong performance this quarter, as it demonstrates our ability to operate effectively and provide superior value to customers during challenging times,” said Dick Evans, Cullen/Frost chairman and CEO. “Once again, we saw excellent deposit growth, as Texans, trusting the safety and soundness of our company and appreciating our value proposition, continue to bring their money and their business to Frost. I was glad to see growth in net interest income, as even in this near-zero rate environment, we have been able to strategically deploy some of our liquidity into quality investments.

“Signs of the recovery in Texas are broad-based as our state’s diversified and resilient economy, positive job growth — expected to be 3 percent in 2010 — and stable housing markets, continue to outpace the U.S. I am very encouraged at the improvement in asset quality, as we saw a decline for the third consecutive quarter in non-performing assets, which were down $12 million sequentially and $31 million compared to a year ago. Similarly, the provision for possible loan losses declined by $8.0 million compared to a year earlier. Net charge-offs, at $8.6 million, were down significantly from the high of $20.1 million reported for the fourth quarter of 2009.

“This continues to be a period of great opportunity for Cullen/Frost. With our strong balance sheet and capital levels, we are poised for growth, and we are taking advantage of our position as a financial institution that did not take federal bailout money. Instead of worrying about repaying TARP funds, we have been able to focus our efforts on making more calls and bringing in new relationships, while helping our existing customers navigate through the uncertainty. In spite of our strong efforts, the lending environment continues to be challenged, with businesses remaining cautious about hiring or investing in capital improvements until they know the impact of various new government regulations on their operations. I share their frustration.

“With regard to the financial regulatory reform bill just passed by Congress, there will be many changes going forward that we can’t control. But what we can control — the quality service and value we provide to our customers — will not change. As always, I want to express my appreciation to our outstanding employees, whose loyalty, energy and commitment to our company and its culture help us provide value and the very best service to our customers,” Evans continued.

For the first six months of 2010, net income was $100.7 million, or $1.66 per diluted common share, compared to $82.8 million, or $1.39 per diluted common share, for the first six months of 2009. Returns on average assets and average equity for the first six months of 2010 were 1.22 percent and 10.38 percent, respectively, compared to 1.10 percent and 9.32 percent for the same period in 2009.

Other noted financial data for the second quarter follows:

•

Tier 1 and Total Risk-Based Capital Ratios remained strong at 13.16 percent and 15.52 percent, respectively, at the end of the second quarter of 2010 and are in excess of well capitalized levels. The tangible common equity ratio was 9.06 percent at the end of the second quarter of 2010 compared to 8.19 percent for the same quarter last year.

•

Net interest income on a taxable-equivalent basis increased $10.7 million, or 7.4 percent, to $155.1 million, from the $144.3 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits helped to fund the increase in the volume of earning assets, which was used, in part, to purchase high-quality higher-yielding tax-exempt securities. The net interest margin was 4.18 percent for the second quarter, compared to 4.19 percent for the first quarter this year and 4.28 percent for the second quarter of 2009.

•	Non-interest income for the second quarter of 2010 was $69.9 million, compared to the $68.0 million reported a year earlier.

Trust fees were $17.0 million, up $162 thousand, compared to $16.9 million in the second quarter of 2009. This was primarily due to higher oil and gas trust management fees, up $187 thousand, and real estate fees, up $186 thousand. These fee increases were offset in part by lower securities lending income, down by $203 thousand.

Other service charges and fees were $8.0 million a 27.7 percent increase when compared to $6.3 million reported in the same quarter a year earlier. The largest components of this increase were increases in commission income related to the sale of mutual funds, up $591 thousand, mutual fund management fees, up $328 thousand, and investment banking fees related to corporate advisory services, up $297 thousand.

•

Non-interest expense for the quarter was $134.7 million, a decrease of $1.6 million, down 1.2 percent compared to the $136.3 million reported for the second quarter of last year. Most of the decrease in non-interest expense is due to the $7.3 million FDIC special assessment recorded during the second quarter of 2009. FDIC insurance expense was $5.4 million for the second quarter of 2010, down $6.2 million from $11.7 million recorded in last year’s second quarter. Total salaries rose $2.3 million or 4.0 percent, to $58.8 million, and were impacted by normal annual merit increases and an increase in incentive compensation, partially offset by lower staff levels. Employee benefits were down $1.1 million or 8.0 percent due primarily to decreases in expenses related to the company’s retirement and profit sharing plans. Net occupancy was up $773 thousand, or 7.1 percent, compared to the second quarter of 2009, mainly due to an increase in expenses related to the opening of the new technology center. Furniture and fixtures increased $1.0 million, or 9.4 percent, from the same quarter last year, with most of the increase coming from equipment rental and depreciation expense related to the new technology center. Other non-interest expense increased $2.1 million or 6.7 percent from a year earlier. The most significant components of the increase included sundry expense from miscellaneous items, up $1.7 million, and losses on the sale/write-down of foreclosed assets, up $1.4 million. Sundry expenses included several one-time charges for write-offs, losses and refunds.

•

For the second quarter of 2010, the provision for possible loan losses was $8.7 million, compared to net charge-offs of $8.6 million. The loan loss provision for the second quarter of 2009 was $16.6 million, compared to net charge-offs of $8.3 million. Non-performing assets for the second quarter of 2010 were $159.3 million, compared to $171.6 million last quarter and $190.3 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2010 was 1.56 percent, compared to 1.42 percent at the end of the second quarter of 2009.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 28, 2010, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, August 1, 2010 at 1-800-642-1687 or 1-706-645-9291 for international calls, with Conference ID # of 89043074. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $17.1 billion at June 30, 2010. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.
•	Volatility and disruption in national and international financial markets.
•	Government intervention in the U.S. financial system.
•	Changes in the level of non-performing assets and charge-offs.
•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•	Inflation, interest rate, securities market and monetary fluctuations.
•	Political instability.
•	Acts of God or of war or terrorism.
•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•	Changes in consumer spending, borrowings and savings habits.
•	Changes in the financial performance and/or condition of the Corporation’s borrowers.
•	Technological changes.
•	Acquisitions and integration of acquired businesses.
•	The ability to increase market share and control expenses.
•	Changes in the competitive environment among financial holding companies and other financial service providers.
•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
•	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•	Changes in the Corporation’s organization, compensation and benefit plans.
•	The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.
•	Greater than expected costs or difficulties related to the integration of new products and lines of business.
•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2010		2009
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$141,896	$137,584	$138,594	$133,989	$134,464
Net interest income(1)	155,054	150,343	150,743	144,915	144,325
Provision for possible loan losses	8,650	13,571	22,250	16,940	16,601
Non-interest income:
Trust fees	17,037	16,963	17,669	16,755	16,875
Service charges on deposit accounts	24,925	24,809	26,017	26,395	25,152
Insurance commissions and fees	7,512	11,138	6,734	8,505	7,106
Other charges, commissions and fees	8,029	6,919	7,804	6,845	6,288
Net gain (loss) on securities transactions	1	5	(1,309)	—	49
Other	12,428	11,559	29,430	10,991	12,536

Total non-interest income	69,932	71,393	86,345	69,491	68,006

Non-interest expense:
Salaries and wages	58,827	60,275	58,736	58,591	56,540
Employee benefits	12,675	14,521	12,756	13,445	13,783
Net occupancy	11,637	11,135	11,523	11,111	10,864
Furniture and equipment	11,662	11,489	12,065	11,133	10,662
Deposit insurance	5,429	5,443	5,126	4,643	11,667
Intangible amortization	1,299	1,333	1,473	1,564	1,719
Other	33,125	30,398	32,537	31,747	31,054

Total non-interest expense	134,654	134,594	134,216	132,234	136,289

Income before income taxes	68,524	60,812	68,473	54,306	49,580
Income taxes	15,624	12,994	16,979	9,607	11,721

Net income	$52,900	$47,818	$51,494	$44,699	$37,859

PER SHARE DATA
Net income – basic	$0.87	$0.79	$0.86	$0.75	$0.64
Net income – diluted	0.87	0.79	0.86	0.75	0.63
Cash dividends	0.45	0.43	0.43	0.43	0.43
Book value at end of quarter	33.65	32.25	31.55	31.80	30.12

OUTSTANDING SHARES
Period-end shares	60,656	60,443	60,038	59,929	59,653
Weighted-average shares – basic	60,365	59,972	59,762	59,537	59,331
Dilutive effect of stock compensation	199	185	64	91	119
Weighted-average shares – diluted	60,564	60,157	59,826	59,628	59,450

SELECTED ANNUALIZED RATIOS
Return on average assets	1.26%	1.17%	1.25%	1.11%	0.98%
Return on average equity	10.67	10.07	10.70	9.70	8.35
Net interest income to average earning assets(1)	4.18	4.19	4.20	4.12	4.28

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2010		2009
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,142	$8,271	$8,440	$8,582	$8,784
Earning assets	15,071	14,665	14,501	14,121	13,632
Total assets	16,872	16,530	16,335	16,047	15,519
Non-interest-bearing demand deposits	4,906	4,684	4,574	4,343	4,138
Interest-bearing deposits	8,911	8,806	8,644	8,453	8,045
Total deposits	13,817	13,490	13,218	12,796	12,183
Shareholders’ equity	1,989	1,926	1,909	1,829	1,818

Period-End Balance:
Loans	$8,066	$8,190	$8,368	$8,519	$8,644
Earning assets	15,245	14,991	14,437	14,436	13,855
Goodwill and intangible assets	545	546	547	549	549
Total assets	17,060	16,761	16,288	16,158	15,785
Total deposits	13,952	13,734	13,313	12,922	12,497
Shareholders’ equity	2,041	1,949	1,894	1,906	1,797
Adjusted shareholders’ equity(1)	1,826	1,785	1,740	1,709	1,675

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$125,442	$125,369	$125,309	$123,122	$122,501
as a percentage of period-end loans	1.56%	1.53%	1.50%	1.45%	1.42%

Net charge-offs	$8,577	$13,511	$20,063	$16,319	$8,268
Annualized as a percentage of average loans	0.42%	0.66%	0.94%	0.75%	0.38%

Non-performing assets:
Non-accrual loans	$134,524	$144,617	$146,867	$191,754	$168,805
Foreclosed assets	24,744	26,936	33,312	29,112	21,478

Total	$159,268	$171,553	$180,179	$220,866	$190,283
As a percentage of:
Total loans and foreclosed assets	1.97%	2.09%	2.14%	2.58%	2.20%
Total assets	0.93	1.02	1.11	1.37	1.21

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.16%	12.70%	11.91%	11.49%	10.91%
Total Risk-Based Capital Ratio	15.52	15.05	14.19	13.72	13.34
Leverage Ratio	8.80	8.70	8.50	8.47	8.50
Equity to Assets Ratio (period-end)	11.96	11.63	11.63	11.80	11.38
Equity to Assets Ratio (average)	11.79	11.65	11.69	11.40	11.72

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2010	2009
CONDENSED INCOME STATEMENTS
Net interest income	$279,480	$264,096
Net interest income(1)	305,397	282,058
Provision for possible loan losses	22,221	26,202
Non-interest income
Trust fees	34,000	32,844
Service charges on deposit accounts	49,734	50,062
Insurance commissions and fees	18,650	17,857
Other charges, commissions and fees	14,948	13,050
Net gain (loss) securities transactions	6	49
Other	23,987	24,008

Total non-interest income	141,325	137,870

Non-interest expense
Salaries and wages	119,102	113,316
Employee benefits	27,196	29,023
Net occupancy	22,772	21,554
Furniture and equipment	23,151	21,025
Deposit insurance	10,872	16,043
Intangible amortization	2,632	3,500
Other	63,523	61,327

Total non-interest expense	269,248	265,788

Income before income taxes	129,336	109,976
Income taxes	28,618	27,135

Net income	$100,718	$82,841

PER SHARE DATA
Net income – basic	$1.67	$1.39
Net income – diluted	1.66	1.39
Cash dividends	0.88	0.85
Book value at end of period	33.65	30.12

OUTSTANDING SHARES
Period-end shares	60,656	59,653
Weighted-average shares – basic	60,170	59,260
Dilutive effect of stock compensation	195	78
Weighted-average shares – diluted	60,365	59,338

SELECTED ANNUALIZED RATIOS
Return on average assets	1.22%	1.10%
Return on average equity	10.38	9.32
Net interest income to average earning assets(1)	4.15	4.30

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Six Months Ended June 30,
	2010	2009
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,206	$8,796
Earning assets	14,888	13,289
Total assets	16,702	15,203
Non-interest-bearing demand deposits	4,796	4,055
Interest-bearing deposits	8,859	7,768
Total deposits	13,654	11,823
Shareholders’ equity	1,957	1,793

Period-End Balance:
Loans	$8,066	$8,644
Earning assets	15,245	13,855
Goodwill and intangible assets	545	549
Total assets	17,060	15,785
Total deposits	13,952	12,497
Shareholders’ equity	2,041	1,797
Adjusted shareholders’ equity(1)	1,826	1,675

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$125,442	$122,501
As a percentage of period-end loans	1.56%	1.42%

Net charge-offs:	$22,088	$13,945
Annualized as a percentage of average loans	0.54%	0.32%

Non-performing assets:
Non-accrual loans	$134,524	$168,805
Foreclosed assets	24,744	21,478

Total	$159,268	$190,283

As a percentage of:
Total loans and foreclosed assets	1.97%	2.20%
Total assets	0.93	1.21

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.16%	10.91%
Total Risk-Based Capital Ratio	15.52	13.34
Leverage Ratio	8.80	8.50
Equity to Assets Ratio (period-end)	11.96	11.38
Equity to Assets Ratio (average)	11.72	11.79

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).